UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒
Filed by Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

LIQTECH INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIQTECH INTERNATIONAL, INC.

Industriparken 22C

DK2750 Ballerup, Denmark

This Amendment No. 1 to the LiqTech International, Inc. (the “Company” or “our”) definitive proxy statement filed with Securities and Exchange Commission on April 21, 2025 (the “Original Proxy Statement”) is filed for the sole purpose of including Inline eXtensible Business Reporting Language, or Inline XBRL, data tagging of the disclosure relating to the Company’s Insider Trading Policy and Timing of Equity Awards in the Original Proxy Statement, which disclosure is repeated below but not otherwise revised. The Inline XBRL data tagging was inadvertently omitted from the Original Proxy Statement due to a processing error.

Insider Trading Policies and Procedures

The Company’s Code of Conduct and Ethics, as amended and restated, provides guidelines with respect to transactions in our securities by insiders and the handling of material nonpublic information relating to (1) purchasing, selling, or otherwise engaging in transactions in our securities, or (2) providing material non-public information to other persons who may trade on the basis of that information.

Timing of Equity Awards

During 2024, equity awards to employees generally were granted on regularly scheduled predetermined dates. As part of the Company’s annual performance and compensation review process, the Compensation Committee approves restricted stock unit awards to its named executive officers annually in the beginning of January.

The Company does not grant equity awards in anticipation of the release of material, nonpublic information or time the release of material, nonpublic information based on equity award grant dates, vesting events, or sale events.

No off-cycle stock option awards were granted to named executive officers in 2024. During 2024, the Company did not grant equity awards to its named executive officers during the four business days prior to or the one business day following the filing of its periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. The Company has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation for purposes of grants to its named executive officers in 2024.